Exhibit 99.2

Consent to be Named as a Director Nominee

Fulgent Diagnostics, Inc., a Delaware corporation (the “Company”), has confidentially submitted a draft registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its common stock. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in such registration statement and any amendments and supplements thereto, and to the filing of this consent as an exhibit to such registration statement and any amendments and supplements thereto.

Dated:	May 23, 2016

/s/ Yun Yen
Yun Yen